EXHIBIT 99.1

                          [LOGO OF AEP INDUSTRIES INC.]

                                           Contact:  Paul Feeney
                                                     Executive Vice President
                                                     and Chief Financial Officer
                                                     AEP Industries
                                                     (201) 807-2330
                                                     feeneyp@aepinc.com

         AEP INDUSTRIES INC. TO RESTATE FISCAL 2004 FINANCIAL STATEMENTS

    NEW DATE FOR FOURTH QUARTER AND YEAR-END CONFERENCE CALL TO BE ANNOUNCED

SOUTH HACKENSACK, N.J., January 11, 2006 - AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today that on January 6, 2006, the Company discovered that in determining the value of its deferred tax liability at October 31, 2004, it used an amount for the net tax bases of its fixed assets that exceeded the amount that should have been used for such purposes. This error resulted in an understatement of the deferred tax liability related to the depreciation of these fixed assets and the provision for income taxes from continuing operations as of and for the year ended October 31, 2004 by approximately $1.0 million.

 As a result of the error, the Company expects to increase the deferred tax liability related to the depreciation of these fixed assets and the provision for income taxes from continuing operations for the fiscal year ended October 31, 2004 by approximately $1.0 million. The increase to the income tax provision would result in a dollar-for-dollar increase in the Company's loss from continuing operations and net loss for such period. The Company will restate fiscal 2004 amounts for this error and any other amounts (including the unaudited quarterly financial data, if applicable) in its Annual Report on Form 10-K for the fiscal year ended October 31, 2005, and these restated amounts will reflect the increases in the provision for income taxes from continuing operations, loss from continuing operations, net loss and any other adjustments. The Company is continuing to analyze any effect on the current fiscal year's financial statements. Consequently, the Company will not issue any earnings releases related to its 2005 fiscal year until all analyses have been completed.

As a result, investors should not rely on the Company's consolidated financial statements for the fiscal year ended October 31, 2004, which were included in the Company's previously issued Current Report on Form 8-K filed on June 16, 2005, which were restated at that time for discontinued operations. The Company does not expect to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 by its scheduled due date of January 17, 2006, but expects to file it by January 30, 2006. Our independent registered public accounting firm, KPMG LLP, has been notified and has had a discussion with the audit committee chairperson regarding the matters disclosed in this filing.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries throughout North America and Europe.

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Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the prospectus and the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

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